Exhibit 99.1

Press Release For immediate release
Invesco Real Estate Income Trust Inc. Surpasses Half a Billion Dollars in Gross Assets Contact: Jamie Braverman, jamie.braverman@invesco.com, 212-278-9630
DALLAS, SEPTEMBER 27, 2021 – Invesco Real Estate Income Trust Inc. ("INREIT"), an institutionally managed public non-listed REIT, announced today the acquisition of six properties in the student housing, industrial and self-storage sectors. The total purchase price is approximately $165 million, bringing the gross assets of the portfolio to more than $500 million.

“There is strong demand and a favorable outlook for student housing, industrial and self-storage, and we believe these sectors will continue to perform well,” said R. Scott Dennis, President and Chief Executive Officer for INREIT. “INREIT remains nimble, which allows us to execute on our best ideas within our highest conviction sectors.”

Student Housing: Bixby Kennesaw, 3061 George Busbee Pkwy NW, Kennesaw, GA
INREIT acquired a 98% interest in Bixby, a five-story, 179-unit (656-beds) student housing facility developed in 2020 located at Kennesaw State University. The property is 100% pre-leased for the 2021 academic year and it is located just south of campus, adjacent to the football stadium.

Industrial: Meridian Business 940, 940 Enterprise St, Aurora, IL
INREIT acquired a 95% interest in an industrial property located in Meridian Business Park in the greater Chicago area, which is home to over 40 national and local companies. Built in 1998, the 257,542 square feet facility is 100% leased, benefiting from an attractive nearby labor pool and access to major thoroughfares. This acquisition is part of a joint venture with Trident Capital Group, a real estate investment company that acquires, manages and redevelops industrial properties in primary and select secondary markets.

Self-Storage:
INREIT acquired a single-story self-storage property located at 300 South Loop East in Houston, TX. The property has a total of 66,981 square feet across 609 units and five parking spaces. Originally built in 2002, the facility is currently 96.4% occupied and is located along IH-610, one of the busiest freeways in Houston, providing easy access for the local population.

INREIT also acquired three single-story self-storage properties located throughout Salem, OR, totaling 239,762 square feet across 1,698 units along with 224 RV/boat parking spots.

•3715 Blossom Drive NE, Salem, OR. Located in north Salem, the property consists of 518 self-storage units and 99 parking spots. Originally built in 2006, the facility is currently 96.5% occupied.
•2611 River Road South, Salem, OR. Located in south Salem, the property consists of 547 self-storage units and 108 parking spots. Originally built in 1973, the facility is currently 92.5% occupied.
•350 Glen Creek Road NW, Salem, OR. Located in west Salem, the property consists of 633 self-storage units and 17 parking spots. Originally built in 1992, the facility is currently 97.9% occupied.

Both self-storage transactions are part of an ongoing partnership with Westport Properties, a privately held real estate investment company, that has expertise in self-storage, residential, and industrial properties nationwide.

For more information about these and other INREIT properties, please visit https://www.invesco.com/inreit/Investments.

About INREIT
Invesco Real Estate Income Trust Inc. (“INREIT”) is an institutionally managed public non-listed monthly NAV REIT investing in a diversified portfolio of high quality, income producing properties located throughout the United States. Its thematic approach to investing focuses on where people consume, live, innovate and connect. INREIT seeks to invest in properties with resilient income and appreciation potential. INREIT expects to diversify its portfolio over time, including on a global basis. INREIT is managed by Invesco Advisers, Inc., a subsidiary of Invesco Ltd. and the registered investment adviser for Invesco Real Estate, the real estate investment center of Invesco Ltd. For more information about INREIT, please visit www.inreit.com.

About Invesco Real Estate
Invesco Real Estate is a global leader in the real estate investment management business with $85.2 billion in real estate assets under management, 592 employees and 21 regional offices across the North America, Europe and Asia Pacific (as of June 30, 2021). Invesco Real Estate has been actively investing in core, value-add and opportunistic real estate strategies since 1983. Invesco Real Estate is the real estate investment center of Invesco Ltd., an independent investment management firm dedicated to delivering an investment experience that helps people get more out of life. NYSE: IVZ; www.invesco.com.

NA8731